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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Floating Rate Notes due 2021	$1,500,000,000	100.00%	$1,500,000,000	$181,800.00

2.800% Notes due 2021	$1,500,000,000	99.994%	$1,499,910,000	$181,789.09

2.850% Notes due 2022	$2,750,000,000	99.946%	$2,748,515,000	$333,120.02

3.000% Notes due 2024	$3,000,000,000	99.618%	$2,988,540,000	$362,211.05

3.300% Notes due 2026	$3,000,000,000	99.814%	$2,994,420,000	$362,923.70

3.500% Notes due 2029	$3,250,000,000	99.749%	$3,241,842,500	$392,911.31

4.150% Notes due 2039	$2,000,000,000	99.529%	$1,990,580,000	$241,258.30

4.250% Notes due 2049	$3,000,000,000	98.581%	$2,957,430,000	$358,440.52

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933. Payment of the aggregate registration fee for the above-referenced Notes ($2,414,453.99) is being made by the registrant on a "pay-as-you-go" basis, and has been duly calculated utilizing the current SEC filing fee rate of $121.20 per million.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-230099

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 6, 2019)

$20,000,000,000

International Business Machines Corporation

$1,500,000,000 Floating Rate Notes due 2021
$1,500,000,000 2.800% Notes due 2021	$3,250,000,000 3.500% Notes due 2029
$2,750,000,000 2.850% Notes due 2022	$2,000,000,000 4.150% Notes due 2039
$3,000,000,000 3.000% Notes due 2024	$3,000,000,000 4.250% Notes due 2049
$3,000,000,000 3.300% Notes due 2026

Interest on the Floating Rate Notes due 2021 payable quarterly on February 13, May 13, August 13 and November 13 at a floating rate of three month LIBOR plus 0.400%.

Interest on the 2.800% Notes due 2021 and the 2.850% Notes due 2022 payable semi-annually on May 13 and November 13.

Interest on the 3.000% Notes due 2024, the 3.300% Notes due 2026, the 3.500% Notes due 2029, the 4.150% Notes due 2039 and the 4.250% Notes due 2049 payable semi-annually on May 15 and November 15.

The Floating Rate Notes due 2021 may not be redeemed prior to maturity. The 2.800% Notes due 2021, the 2.850% Notes due 2022, the 3.000% Notes due 2024, the 3.300% Notes due 2026, the 3.500% Notes due 2029, the 4.150% Notes due 2039 and the 4.250% Notes due 2049 are redeemable in whole or in part at the option of IBM, as set forth in this prospectus supplement. IBM is required to redeem all of the outstanding 2.800% Notes due 2021, 2.850% Notes due 2022 and 3.300% Notes due 2026 (collectively, the "Special Mandatory Redemption Notes") under the circumstances and at the redemption price as set forth in this prospectus supplement under the heading "Description of Notes—Special Mandatory Redemption".

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Company(1)
Per Floating Rate Note	100.000%	0.100%	99.900%
Total	$1,500,000,000	$1,500,000	$1,498,500,000
Per 2021 Note	99.994%	0.100%	99.894%
Total	$1,499,910,000	$1,500,000	$1,498,410,000
Per 2022 Note	99.946%	0.150%	99.796%
Total	$2,748,515,000	$4,125,000	$2,744,390,000
Per 2024 Note	99.618%	0.250%	99.368%
Total	$2,988,540,000	$7,500,000	$2,981,040,000
Per 2026 Note	99.814%	0.300%	99.514%
Total	$2,994,420,000	$9,000,000	$2,985,420,000
Per 2029 Note	99.749%	0.400%	99.349%
Total	$3,241,842,500	$13,000,000	$3,228,842,500
Per 2039 Note	99.529%	0.600%	98.929%
Total	$1,990,580,000	$12,000,000	$1,978,580,000
Per 2049 Note	98.581%	0.750%	97.831%
Total	$2,957,430,000	$22,500,000	$2,934,930,000

(1)
Plus accrued interest from May 15, 2019.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The Underwriters expect to deliver the Notes to purchasers in book-entry form only through The Depository Trust Company, for the benefit of its participants, including Clearstream Banking and the Euroclear System, on May 15, 2019.

Joint Bookrunning Managers

J.P. Morgan	Goldman Sachs & Co. LLC

BNP PARIBAS	Citigroup	MUFG	BofA Merrill Lynch	Mizuho Securities

Barclays	HSBC	RBC Capital Markets	Santander	SMBC Nikko	Wells Fargo Securities

COMMERZBANK	Deutsche Bank Securities	TD Securities	UniCredit Capital Markets

Credit Suisse	ING	SOCIETE GENERALE	US Bancorp

Co-Managers

Bradesco BBI	Lloyds Securities	Scotiabank

ANZ Securities	BBVA	CIBC Capital Markets	Danske Markets	Loop Capital Markets

PNC Capital Markets LLC	Raiffeisen Bank International	Standard Chartered Bank	The Williams Capital Group, L.P.

Academy Securities	Drexel Hamilton	Ramirez & Co., Inc.	Siebert Cisneros Shank & Co., L.L.C.

May 8, 2019

        We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

        The Notes are offered globally for sale in those jurisdictions in the United States and elsewhere where it is lawful to make such offers. See "Offering Restrictions."

        The distribution of this prospectus supplement and accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Offering Restrictions."

INTERNATIONAL BUSINESS MACHINES CORPORATION

        International Business Machines Corporation (IBM or the company) was incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R), a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co. and The International Time Recording Co. of New York. Since that time, IBM has focused on the intersection of business insight and technological innovation, and its operations and aims have been international in nature. This was signaled over 90 years ago, in 1924, when C-T-R changed its name to International Business Machines Corporation. And it continues today—the company creates value for clients by providing integrated solutions and products that leverage: data, information technology, deep expertise in industries and business processes, with trust and security and a broad ecosystem of partners and alliances. IBM solutions typically create value by enabling new capabilities for clients that transform their businesses and help them engage with their customers and employees in new ways. These solutions draw from an industry-leading portfolio of consulting and IT implementation services, cloud, digital and cognitive offerings, and enterprise systems and software which are all bolstered by one of the world's leading research organizations.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC's web site at (http://www.sec.gov). Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our web site at http://www.ibm.com. Except as stated herein, no information contained in, or that can be accessed through, our website is incorporated by reference into this prospectus supplement or the accompanying prospectus, and no such information should be considered a part of this prospectus supplement or the accompanying prospectus.

        The SEC allows us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until our offering is completed:

  i.
  Annual Report on Form 10-K for the year ended December 31, 2018;

  ii.
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2019; and

  iii.
  Current Reports on Form 8-K or filed portions of those reports, filed (but not portions of those reports which were furnished) January 3, 2019, January 22, 2019, January 23, 2019, January 30, 2019, February 1, 2019, February 5, 2019, February 26, 2019, March 27, 2019, April 4, 2019 (relating to Item 8.01 and the corresponding Item 9.01), April 16, 2019, April 17, 2019, May 3, 2019 and May 6, 2019.

        We encourage you to read our periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address:

    Computershare Trust Company, N.A.
    P.O. Box 505005
    Louisville, KY 40233-5005
    (781) 575-2727

 RECENT DEVELOPMENTS

        On October 28, 2018, IBM entered into an Agreement and Plan of Merger (the "Merger Agreement") with Red Hat, Inc., a Delaware corporation ("Red Hat"), and Socrates Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IBM ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Red Hat (the "Merger"), with Red Hat surviving the Merger and becoming a wholly owned subsidiary of IBM (the "Red Hat Acquisition"). Under the terms of the Merger Agreement, Red Hat shareholders will receive $190 per share in cash. On January 16, 2019, Red Hat stockholders voted to approve the merger with IBM.

        The Merger Agreement contains customary representations, warranties and covenants of Red Hat and IBM. The Merger Agreement also contains certain termination rights, including the right of either party to terminate the Merger Agreement if the Merger is not consummated on or before October 28, 2019 (subject to certain extension rights through April 28, 2020). IBM and Red Hat have agreed to use their respective reasonable best efforts, subject to certain exceptions, to, among other things, consummate the transactions contemplated by the Merger Agreement as promptly as practicable and obtain any required regulatory approvals. Consummation of the Merger is subject to various conditions, including, among others, (i) clearance under Council Regulation 134/2004 of the European Union and receipt of certain other regulatory clearances and (ii) the absence of any order or law issued by certain courts of competent jurisdiction or other governmental entity, in each case prohibiting consummation of the Merger, and no action or proceeding by a governmental entity before any court or certain other governmental entities of competent jurisdiction seeking to prohibit consummation of the Merger.

        In connection with the Red Hat Acquisition, IBM entered into a commitment letter under which certain banks, including certain affiliates of the underwriters in this offering, committed to provide the company with a 364-day unsecured bridge term loan facility in an aggregate principal amount of up to $20 billion to fund the Red Hat Acquisition (the "Bridge Facility Commitment"). The funding of the bridge facility provided for in the commitment letter is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the bridge facility in accordance with the terms sets forth in the commitment letter and (ii) the consummation of the transaction in accordance with the Merger Agreement.

        For more information about the Merger or the commitment letter, see our Current Report on Form 8-K (relating to Item 1.01 and the corresponding Item 9.01) filed with the SEC on October 29, 2018, our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 26, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and our other SEC filings.

        While the Red Hat Acquisition is expected to close in the second half of 2019, we cannot assure you that the Red Hat Acquisition will be completed in a timely manner or at all. In addition, the Red Hat Acquisition presents significant challenges and risks and there can be no assurances that we will manage the Red Hat Acquisition successfully. The related risks include, among others, us failing to successfully integrate Red Hat's business into ours or achieve strategic objectives and anticipated revenue improvements and cost savings, incurring significant transaction costs in connection with the Red Hat Acquisition, or diverting significant management resources to complete the Red Hat Acquisition, any or all of which could in turn affect our ability to manage existing operations or pursue alternative strategic transactions.

        In addition, we are not required to provide and are not providing historical financial information of Red Hat or pro forma financial statement information reflecting the impact of the Red Hat Acquisition on our historical financial position and operating results in connection with this offering. As a result, you will be required to determine whether to participate in this offering without the benefit of the pro forma financial statement information that we will be required to file after the consummation of the Red Hat Acquisition. Furthermore, the pro forma financial statement information that will be filed after the consummation of the Red Hat Acquisition may not align with investor expectations and it is possible that our experience operating Red Hat's business after the consummation of the Red Hat Acquisition will require us to adjust our expectations regarding the impact of the Red Hat Acquisition on our financial position and operating results.

        We may also be required to redeem the Special Mandatory Redemption Notes pursuant to the special mandatory redemption. See "Description of the Notes—Special Mandatory Redemption." As a result of the special mandatory redemption provision of the Special Mandatory Redemption Notes, the trading prices of such Notes may not reflect the financial results of our business or macroeconomic factors. In addition, if we redeem the Special Mandatory Redemption Notes pursuant to the special mandatory redemption, holders of such Notes may not obtain the return that they expected on their investment in the Special Mandatory Redemption Notes and may not be able to reinvest the amount received upon a special mandatory redemption in a comparable security at an effective interest rate as high as that of the Special Mandatory Redemption Notes. Such holders will have no rights under the special mandatory redemption provision if the Red Hat Acquisition closes within the prescribed time frame, nor will they have any right to require us to repurchase their Notes if, between the closing of this offering and the closing of the Red Hat Acquisition, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Merger Agreement change, including in material respects.

        Red Hat is the world's leading provider of enterprise open source software solutions, using a community-powered approach to deliver reliable and high-performing Linux, hybrid cloud, container, and Kubernetes technologies.

 USE OF PROCEEDS

        The net proceeds from the sale of the Notes after deducting underwriting discounts and commissions and expenses to be paid by IBM are estimated to be approximately $19,847 million. We intend to use the net proceeds from this offering, together with cash on hand, to finance the proposed Red Hat Acquisition and to pay related fees and expenses and, to the extent that the net proceeds from this offering are not used for such purpose, for general corporate purposes.

        If the proposed Red Hat Acquisition is not consummated on or prior to April 28, 2020 or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the proposed Red Hat Acquisition, then we expect to use the net proceeds from the offering of the Special Mandatory Redemption Notes, together with cash on hand, to redeem the Special Mandatory Redemption Notes. In that instance, the Notes (other than the Special Mandatory Redemption Notes) will remain outstanding, and we intend to use the net proceeds of the Notes (other than the Special Mandatory Redemption Notes) for general corporate purposes. The proceeds of the offering of the Special Mandatory Redemption Notes will not be deposited into an escrow account pending any special mandatory redemption of the Special Mandatory Redemption Notes. See "Description of Notes—Special Mandatory Redemption".

DESCRIPTION OF NOTES

        The following description of the particular terms of the Notes supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

General

        The Floating Rate Notes due 2021 (the "Floating Rate Notes"), the 2.800% Notes due 2021 (the "2021 Notes"), the 2.850% Notes due 2022 (the "2022 Notes"), the 3.000% Notes due 2024 (the "2024 Notes"), the 3.300% Notes due 2026 (the "2026 Notes"), the 3.500% Notes due 2029 (the "2029 Notes"), the 4.150% Notes due 2039 (the "2039 Notes") and the 4.250% Notes due 2049 (the "2049 Notes", and together with the 2021 Notes, the 2022 Notes, the 2024 Notes, the 2026 Notes, the 2029 Notes, the 2039 Notes and the Floating Rate Notes, the "Notes") will be issued under an Indenture (the "Senior Indenture") dated as of October 1, 1993, between IBM and The Bank of New York Mellon, as Trustee, as supplemented by the First Supplemental Indenture dated as of December 15, 1995, filed as an exhibit to the Registration Statement of which the accompanying prospectus is a part. The Floating Rate Notes, the 2021 Notes, the 2022 Notes, the 2024 Notes, the 2026 Notes, the 2029 Notes, the 2039 Notes and the 2049 Notes will each be a separate series (each a "series") of debt securities under the Indenture for purposes of, among other things, payments of principal and interest, events of default and consents to amendments to the Indenture. The Notes will be unsecured and will have the same rank as all of IBM's other unsecured and unsubordinated debt. The Floating Rate Notes will mature on May 13, 2021. The 2021 Notes will mature on May 13, 2021. The 2022 Notes will mature on May 13, 2022. The 2024 Notes will mature on May 15, 2024. The 2026 Notes will mature on May 15, 2026. The 2029 Notes will mature on May 15, 2029. The 2039 Notes will mature on May 15, 2039. The 2049 Notes will mature on May 15, 2049.

        The 2021 Notes, the 2022 Notes, the 2024 Notes, the 2026 Notes, the 2029 Notes, the 2039 Notes and the 2049 Notes will be subject to defeasance and covenant defeasance as provided in "Description of the Debt Securities—Satisfaction and Discharge; Defeasance" in the accompanying prospectus. The Notes will be issued in denominations of $100,000 and multiples of $1,000 in excess thereof.

        IBM may, without the consent of the holders of Notes of any series, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes of that series; provided however, that no such additional notes may be issued unless such additional notes are fungible with the Notes of such series for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the Notes of such series, will constitute a single series of notes under the Senior Indenture. No additional notes may be issued if an event of default has occurred with respect to the Notes of such series.

Interest

        The 2021 Notes, the 2022 Notes, the 2024 Notes, the 2026 Notes, the 2029 Notes, the 2039 Notes and the 2049 Notes will bear interest from May 15, 2019, at the rates of interest stated on the cover page of this prospectus supplement. Interest on the 2021 Notes and the 2022 Notes will be payable semi-annually on May 13 and November 13 of each year, commencing November 13, 2019 to the persons in whose names such Notes are registered at the close of business on the fifteenth calendar day preceding each May 13 or November 13. Interest on the 2024 Notes, the 2026 Notes, the 2029 Notes, the 2039 Notes and the 2049 Notes will be payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2019 to the persons in whose names such Notes are registered at the close of business on the fifteenth calendar day preceding each May 15 or November 15. Interest on the 2021 Notes, the 2022 Notes, the 2024 Notes, the 2026 Notes, the 2029 Notes, the 2039 Notes and the 2049 Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        The Floating Rate Notes will bear interest from May 15, 2019 at the floating rate of interest described below. Interest on the Floating Rate Notes will be payable quarterly on February 13, May 13, August 13 and November 13 of each year, commencing August 13, 2019, to the persons in whose names the Floating Rate Notes are registered at the close of business on the fifteenth calendar day preceding each February 13, May 13, August 13 or November 13.

        Interest on the Floating Rate Notes will accrue from and including May 15, 2019, to but excluding the first interest payment date, and then from and including the most recent interest payment date to which interest has been paid or duly provided for, to but excluding the next interest payment date or maturity date, as the case may be. We refer to each of these periods as an "interest period."

        The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the Floating Rate Notes by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from May 15, 2019, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

        When we use the term "London business day," we mean any day on which dealings in United States dollars are transacted in the London interbank market. A "business day" means any day except a Saturday, a Sunday or a legal holiday in The City of New York or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close. In the event that any interest payment date (other than the maturity date) and interest reset date for the Floating Rate Notes would otherwise fall on a day that is not a business day, that interest payment date and interest reset date will be postponed to the next day that is a business day. If the postponement would cause the day to fall in the next calendar month, the interest payment date and interest reset date will be the immediately preceding business day.

        The interest rate on the Floating Rate Notes will be calculated by the calculation agent appointed by us, initially The Bank of New York Mellon, and will be equal to LIBOR plus 0.400%. The calculation agent will reset the interest rates on each interest payment date and on May 15, 2019, each of which we refer to as an "interest reset date." The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date, provided that May 9, 2019 shall be the interest determination date for the May 15, 2019 interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

        "LIBOR" will be determined by the calculation agent in accordance with the following provisions:

  (a)
  With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of the Index Maturity commencing on the first day of the applicable interest period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on that interest determination date. If no rate appears, LIBOR for that interest determination date will be determined in accordance with the provisions described in (b) below.

  (b)
  With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page, as specified in (a) above, unless (c) below applies, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent (after consultation with IBM), to provide the calculation agent with its offered quotation for deposits in United States dollars for the Index Maturity, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent (after consultation with IBM) for loans in United States dollars to leading European banks, having an Index Maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If, however, the banks selected by the calculation agent are not providing quotations in the manner described by the previous sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

  (c)
  Notwithstanding (b) above, if we, in our sole discretion, determine that LIBOR has been permanently discontinued, and we have notified the calculation agent of such determination, the calculation agent will use, as directed by us, as a substitute for LIBOR (the "Alternative Rate") for each interest determination date thereafter, the reference rate selected as an alternative to LIBOR by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice regarding the selection and use of a substitute for LIBOR. As part of such substitution, the calculation agent will, as directed by us, make such adjustments ("Adjustments") to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Notes, to determine the Alternative Rate and make any Adjustments thereto, and the determinations of such calculation agent will be binding on us, the trustee and the holders of the Notes; provided however, that if we determine there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, we will appoint in our sole discretion an independent financial advisor (the "IFA") to determine an appropriate Alternative Rate, and any Adjustments, and the decision of the IFA will be binding on us, the calculation agent, the trustee and the holders of the Notes. If, however, we determine that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR will be equal to such rate on the interest determination date when LIBOR was last available on the Reuters Screen LIBOR01 Page, as determined by The Bank of New York Mellon or any subsequent calculation agent.

        "Reuters Screen LIBOR01 Page" means the display designated as the Reuters Screen LIBOR01 Page, or such other screen as may replace the Reuters Screen LIBOR01 Page on the service or any successor service as may be nominated for the purpose of displaying London interbank offered rates for United States dollar deposits by ICE Benchmark Administration Limited ("IBA") or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London interbank offered rate in the event that IBA or its successor no longer does so.

        The Index Maturity will be three months.

        Although the terms of the Floating Rate Notes provide for alternative methods of calculating the interest rate payable on the Floating Rate Notes if LIBOR is not reported, uncertainty as to the extent and manner of future changes to LIBOR may adversely affect the value of the Floating Rate Notes. Actions by regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the UK Financial Conduct Authority ("FCA") announced that it will no longer persuade or compel banks to submit rates for the calculation of the LIBOR rates after 2021 (the "FCA Announcement"). It is not possible to predict the effect of the FCA Announcement, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR, including to the rules promulgated by the FCA in relation thereto, that will be enacted in the UK and elsewhere, which may adversely affect the trading market for LIBOR based securities, including the Floating Rate Notes, or result in the phasing out of LIBOR as a reference rate for securities. In addition, any changes announced by the FCA (including the FCA Announcement), IBA as independent administrator of LIBOR or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur, the level of interest payments and the value of the Floating Rate Notes may be affected. Further, uncertainty as to the extent and manner in which the United Kingdom government's recommendations following its review of LIBOR in September 2012 will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR based securities and the value of the Floating Rate Notes. Should LIBOR be permanently discontinued, the implementation of the Alternative Rate could result in adverse consequences to the amount of interest payable on the Floating Rate Notes, which could adversely affect the return on, value of and market for the Floating Rate Notes. Further, there is no assurance that the characteristics of any Alternative Rate will be similar to LIBOR, or that any Alternative Rate will produce the economic equivalent of LIBOR.

        All percentages resulting from any calculation of the interest rate on the Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on the Floating Rate Notes by the calculation agent will (in the absence of manifest error) be final and binding on the noteholders and IBM.

        So long as any of the Floating Rate Notes remain outstanding, there will at all times be a calculation agent. If The Bank of New York Mellon or any successor calculation agent is unable or unwilling to continue to act as the calculation agent or if it fails to calculate properly the interest rate on the Floating Rate Notes for any interest period, we will appoint another leading commercial or investment bank to act as calculation agent in its place. The calculation agent may not resign its duties without a successor having been appointed.

Special Mandatory Redemption

        If the Red Hat Acquisition is not consummated on or prior to April 28, 2020 or if the Merger Agreement is terminated any time prior to such date other than as a result of consummating the proposed Red Hat Acquisition (any of the foregoing, a "special mandatory redemption event"), then we will be required to redeem the Special Mandatory Redemption Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the Special Mandatory Redemption Notes plus accrued and unpaid interest thereon to but excluding the special mandatory redemption date. The "special mandatory redemption date" will be a date selected by IBM and will be no earlier than three business days and no later than 30 days following the transmission of a notice of special mandatory redemption as described below. Notwithstanding the foregoing, installments of interest on Special Mandatory Redemption Notes that are due and payable on interest payment dates falling on or prior to the special mandatory redemption date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the Special Mandatory Redemption Notes and the indenture. The offering is not conditioned upon the consummation of the proposed Red Hat Acquisition.

        We will cause the notice of special mandatory redemption to be sent, with a copy to the trustee, within five business days after the occurrence of a special mandatory redemption event to each holder. If funds sufficient to pay the special mandatory redemption price of the Special Mandatory

Redemption Notes to be redeemed on the special mandatory redemption date are deposited with the trustee or a paying agent on or before such special mandatory redemption date, on and after such special mandatory redemption date, the Special Mandatory Redemption Notes will cease to bear interest. The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the Special Mandatory Redemption Notes.

        The Notes (other than the Special Mandatory Redemption Notes) are not subject to the special mandatory redemption.

Optional Redemption

        The 2021 Notes, the 2022 Notes, the 2024 Notes, the 2026 Notes, the 2029 Notes, the 2039 Notes and the 2049 Notes will be redeemable, as a whole or in part, at IBM's option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the Notes to be redeemed given in accordance with "Description of the Debt Securities—Notices to Holders" in the accompanying prospectus, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the Notes to be redeemed, plus accrued interest, if any, to the redemption date; or

  •
  the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined below, plus 10 basis points in the case of the 2021 Notes, 10 basis points in the case of the 2022 Notes, 15 basis points in the case of the 2024 Notes, 15 basis points in the case of the 2026 Notes, 20 basis points in the case of the 2029 Notes, 20 basis points in the case of the 2039 Notes and 25 basis points in the case of the 2049 Notes, plus, in each case, accrued interest to the date of redemption which has not been paid.

        "Treasury Rate" means, with respect to any redemption date for a series of Notes:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the relevant series of Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

  •
  if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        The Treasury Rate will be calculated on the third business day preceding the redemption date.

        "Comparable Treasury Issue" with respect to the relevant series of Notes means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the relevant series of Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers, to be appointed by IBM.

        "Comparable Treasury Price" means, with respect to any redemption date:

  •
  the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

  •
  if IBM obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by IBM.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by IBM, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to IBM by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means each of J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., MUFG Securities Americas Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA LLC, or a Primary Treasury Dealer selected by any of them, and their respective successors; provided however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a "Primary Treasury Dealer," IBM will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

        "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

        On and after the redemption date of a series of the Notes, interest will cease to accrue on such Notes or any portion thereof called for redemption, unless IBM defaults in the payment of the redemption price and accrued interest. On or before the redemption date, IBM will deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes of a series are to be redeemed, the Notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

        The Floating Rate Notes may not be redeemed prior to maturity.

Book-Entry, Delivery and Form

        The Notes of each series will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary.

        Investors may elect to hold interests in the Global Notes through the Depositary, Clearstream Banking, societe anonyme ("Clearstream") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Except as described below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

        The Depositary has advised IBM as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers ("Clearstream Customers") and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry transfers between their accounts. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer.

        Distributions with respect to the Notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

        Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

        Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

        The Euroclear Operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator's records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

        Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

        Individual certificates in respect of the Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies IBM that it is unwilling or unable to continue as a clearing system in connection with the Global Notes, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by IBM within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, IBM will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In the event that individual certificates are issued, holders of the Notes will be able to receive payments (including principal and interest) on the Notes and effect transfer of the Notes at the offices of IBM's paying agent and transfer agent.

        Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

        A further description of the Depositary's procedures with respect to the Global Notes is set forth in the prospectus under "Description of the Debt Securities—Global Securities." The Depositary has confirmed to IBM, the Underwriters and the trustee that it intends to follow such procedures.

Global Clearance and Settlement Procedures

        Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European, international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of interests in the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Clearstream Customers or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

        Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

UNITED STATES TAXATION

General

        This section summarizes the material U.S. federal tax consequences of ownership and disposition of the Notes. However, the discussion is limited in the following ways:

  •
  The discussion only covers you if you buy your Notes in the initial offering at the price set forth on the cover page.

  •
  The discussion only covers you if you hold your Notes as capital assets (that is, for investment purposes), and if you do not have a special tax status such as:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers in securities;

  •
  U.S. Holders whose functional currency is not the U.S. dollar;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

  •
  persons subject to the alternative minimum tax.

  •
  The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes.

  •
  The discussion does not cover you if you are an accrual method taxpayer required to recognize income no later than when such income is taken into account for financial accounting purposes.

  •
  The discussion is based on current law. Changes in the law may change the tax treatment of the Notes possibly with a retroactive effect.

  •
  The discussion does not cover state, local or foreign law.

  •
  The discussion does not apply to you if you are a Non-U.S. Holder (as defined below) of Notes and if you (a) own, actually or constructively, 10% or more of the voting stock of the company, (b) are a "controlled foreign corporation" related, directly or indirectly, to the company through stock ownership or (c) are a bank making a loan in the ordinary course of business.

  •
  We have not requested a ruling from the Internal Revenue Service (the "IRS") on the tax consequences of owning and disposing of the Notes. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying Notes, we suggest that you consult your tax advisor about the tax consequences of holding the Notes in your particular situation.

Certain Contingent Payments on Special Mandatory Redemption Notes

        In certain circumstances, we may be obligated to pay amounts in excess of stated interest and principal on the Special Mandatory Redemption Notes or retire the Special Mandatory Redemption Notes before their stated maturity dates (see "Description of Notes—Special Mandatory Redemption"). These potential payments may implicate the provisions of U.S. Treasury regulations relating to contingent payment debt obligations. Notwithstanding these possibilities, we do not believe that the Special Mandatory Redemption Notes are contingent payment debt instruments for U.S. federal income tax purposes, and, consequently, we do not intend to treat the Special Mandatory Redemption Notes as contingent payment debt instruments. This position is binding on all holders unless the holder of a Special Mandatory Redemption Note discloses its differing position in a statement attached to its

U.S. federal income tax return for the taxable year during which the Special Mandatory Redemption Note was acquired.

        If, notwithstanding our view, the Special Mandatory Redemption Notes were treated as contingent payment debt instruments, a holder subject to U.S. federal income taxation generally could be required to accrue ordinary income at a rate in excess of the stated interest rate on such Special Mandatory Redemption Notes and to treat as ordinary income (rather than capital gain) any gain recognized on a sale or other taxable disposition of such Special Mandatory Redemption Notes. The remainder of this discussion assumes that the Special Mandatory Redemption Notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

        This section applies to you if you are a "U.S. Holder." A "U.S. Holder" is a beneficial owner of a Note that is for U.S. federal income tax purposes:

  •
  an individual U.S. citizen or resident alien;

  •
  a corporation—or entity taxable as a corporation for U.S. federal income tax purposes—that was created under U.S. law (federal or state);

  •
  an estate whose world-wide income is subject to U.S. federal income tax; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (ii) the trust has in effect a valid election to be treated as a U.S. person under applicable Treasury regulations.

        If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Notes, we suggest that you consult your tax advisor.

  Interest

  •
  If you are a cash method taxpayer (including most individual holders), you must report interest on the Notes as ordinary income when you receive it.

  •
  If you are an accrual method taxpayer, you must report interest on the Notes as ordinary income as it accrues.

  Sale, Redemption or Retirement of Notes

        On your sale, redemption or retirement of your Note:

  •
  You will have taxable gain or loss equal to the difference between the amount realized by you and your tax basis in the Note. Your tax basis in the Note is your cost, subject to certain adjustments.

  •
  Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the Note for more than one year.

  •
  If you sell the Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income as described above under "—Interest."

  Information Reporting and Backup Withholding

        Under the tax rules concerning information reporting to the IRS:

  •
  Assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your Notes as well as on proceeds from sale or other disposition of the Notes, unless an exemption applies.

  •
  Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

  •
  If you are subject to these requirements but do not comply, the intermediary must withhold at a rate of 24% of all amounts payable to you on the Notes (including principal payments and sale proceeds). This is called "backup withholding." If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

  •
  All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

        This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is a beneficial owner of a Note (other than a partnership) that is not a U.S. Holder.

  Withholding Taxes

        Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes.

        However, in the case of interest, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

  •
  You provide a completed Form W-8BEN or W-8BEN-E (or substitute form), as applicable, to the bank, broker or other intermediary through which you hold your Notes. The Form W-8BEN or W-8BEN-E, as applicable, contains your name, address and a statement that you are the beneficial owner of the Notes and that you are not a U.S. person.

  •
  You hold your Notes directly through a "qualified intermediary," and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. person. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

  •
  You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you generally must complete Form W-8BEN or W-8BEN-E, as applicable, and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

  •
  The interest income on the Notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

        Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

  •
  The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

  •
  The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

  •
  An intermediary through which you hold the Notes fails to comply with the procedures necessary to avoid withholding taxes on the Notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN or W-8BEN-E (or other documentary information concerning your status), as applicable, to the withholding agent for the Notes. However, if you hold your Notes through a qualified intermediary—or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the Notes—the qualified intermediary will not generally forward this information to the withholding agent.

        Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if you hold your Notes directly through a qualified intermediary and the applicable procedures are complied with.

        The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of Non-U.S. Holders of Notes, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

  Sale, Redemption or Retirement of Notes

        If you sell a Note or it is redeemed, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

  •
  The gain is connected with a trade or business that you conduct in the United States.

  •
  You are an individual, you are present in the United States for at least 183 days during the taxable year in which you dispose of the Note, and certain other conditions are satisfied.

  •
  The gain represents accrued interest, in which case the rules for interest would apply.

  U.S. Trade or Business

        If you hold your Note in connection with a trade or business that you are conducting in the United States:

  •
  Any interest on the Note, and any gain from disposing of the Note, generally will be subject to income tax as if you were a U.S. person.

  •
  If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax rate is 30%, but may be reduced or eliminated by an applicable income tax treaty.

  Estate Taxes

        If you are an individual and at the time of death you are not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes), your Notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes were not effectively connected with a trade or business that you were conducting in the United States.

  Information Reporting and Backup Withholding

        U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

  •
  Principal and interest payments you receive will be automatically exempt from the usual rules if you are a non-U.S. person exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

  •
  Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States.

        In general, you may file Form W-8BEN or W-8BEN-E, as applicable, to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale of your Notes.

FATCA

        Legislation referred to as the Foreign Account Tax Compliance Act ("FATCA") may impose a U.S. federal withholding tax of 30% on payments of interest paid to certain non-U.S. entities (whether or not such non-U.S. entity is a beneficial owner or an intermediary), including certain foreign financial institutions, unless such non-U.S. entity complies with certain reporting and disclosure obligations under FATCA. You should consult your own tax advisor regarding the possible implications of FATCA on your investment in the Notes.

UNDERWRITING

        J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., MUFG Securities Americas Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA LLC are acting as joint bookrunning managers of the offering, and as representatives of the underwriters named below.

        Subject to terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and IBM has agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Floating Rate Notes to be Purchased	Principal Amount of 2021 Notes to be Purchased	Principal Amount of 2022 Notes to be Purchased	Principal Amount of 2024 Notes to be Purchased	Principal Amount of 2026 Notes to be Purchased	Principal Amount of 2029 Notes to be Purchased	Principal Amount of 2039 Notes to be Purchased	Principal Amount of 2049 Notes to be Purchased
J.P. Morgan Securities LLC	$108,643,000	$108,643,000	$199,179,000	$217,286,000	$217,286,000	$235,393,000	$144,857,000	$217,286,000
Goldman Sachs & Co. LLC	108,643,000	108,643,000	199,179,000	217,286,000	217,286,000	235,393,000	144,857,000	217,286,000
BNP Paribas Securities Corp.	108,643,000	108,643,000	199,179,000	217,286,000	217,286,000	235,393,000	144,857,000	217,286,000
Citigroup Global Markets Inc.	108,643,000	108,643,000	199,179,000	217,286,000	217,286,000	235,393,000	144,857,000	217,286,000
MUFG Securities Americas Inc.	108,643,000	108,643,000	199,179,000	217,286,000	217,286,000	235,393,000	144,857,000	217,286,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	108,643,000	108,643,000	199,179,000	217,286,000	217,286,000	235,393,000	144,857,000	217,286,000
Mizuho Securities USA LLC	108,643,000	108,643,000	199,179,000	217,286,000	217,286,000	235,393,000	144,857,000	217,286,000
Barclays Capital Inc.	65,068,000	65,068,000	119,292,000	130,137,000	130,137,000	140,981,000	86,758,000	130,137,000
HSBC Securities (USA) Inc.	65,068,000	65,068,000	119,292,000	130,137,000	130,137,000	140,981,000	86,758,000	130,137,000
RBC Capital Markets, LLC	65,068,000	65,068,000	119,292,000	130,137,000	130,137,000	140,981,000	86,758,000	130,137,000
Santander Investment Securities Inc.	65,068,000	65,068,000	119,292,000	130,137,000	130,137,000	140,981,000	86,758,000	130,137,000
SMBC Nikko Securities America, Inc.	65,068,000	65,068,000	119,292,000	130,137,000	130,137,000	140,981,000	86,758,000	130,137,000
Wells Fargo Securities, LLC	65,068,000	65,068,000	119,292,000	130,137,000	130,137,000	140,981,000	86,758,000	130,137,000
Commerz Markets LLC	46,910,000	46,910,000	86,001,000	93,819,000	93,819,000	101,638,000	62,546,000	93,819,000
Deutsche Bank Securities Inc.	46,910,000	46,910,000	86,001,000	93,819,000	93,819,000	101,638,000	62,546,000	93,819,000
TD Securities (USA) LLC	46,910,000	46,910,000	86,001,000	93,819,000	93,819,000	101,638,000	62,546,000	93,819,000
UniCredit Capital Markets LLC	46,910,000	46,910,000	86,001,000	93,819,000	93,819,000	101,638,000	62,546,000	93,819,000
Credit Suisse Securities (USA) LLC	27,238,000	27,238,000	49,936,000	54,475,000	54,475,000	59,016,000	36,317,000	54,475,000
ING Financial Markets LLC	27,238,000	27,238,000	49,936,000	54,475,000	54,475,000	59,015,000	36,317,000	54,475,000
SG Americas Securities, LLC	27,238,000	27,238,000	49,936,000	54,475,000	54,475,000	59,015,000	36,317,000	54,475,000
U.S. Bancorp Investments, Inc.	27,238,000	27,238,000	49,936,000	54,475,000	54,475,000	59,015,000	36,317,000	54,475,000
Loop Capital Markets LLC	5,820,000	5,820,000	10,670,000	11,640,000	11,640,000	12,610,000	7,760,000	11,640,000
Banco Bradesco BBI S.A.	4,250,000	4,250,000	7,791,000	8,500,000	8,500,000	9,208,000	5,667,000	8,500,000
Lloyds Securities Inc.	4,250,000	4,250,000	7,791,000	8,500,000	8,500,000	9,208,000	5,667,000	8,500,000
Scotia Capital (USA) Inc.	4,250,000	4,250,000	7,791,000	8,500,000	8,500,000	9,208,000	5,667,000	8,500,000
ANZ Securities, Inc.	2,910,000	2,910,000	5,335,000	5,820,000	5,820,000	6,305,000	3,880,000	5,820,000
BBVA Securities Inc.	2,910,000	2,910,000	5,335,000	5,820,000	5,820,000	6,305,000	3,880,000	5,820,000
CIBC World Markets Corp.	2,910,000	2,910,000	5,335,000	5,820,000	5,820,000	6,305,000	3,880,000	5,820,000
Danske Markets Inc.	2,910,000	2,910,000	5,335,000	5,820,000	5,820,000	6,305,000	3,880,000	5,820,000
PNC Capital Markets LLC	2,910,000	2,910,000	5,335,000	5,820,000	5,820,000	6,305,000	3,880,000	5,820,000
RB International Markets (USA) LLC	2,910,000	2,910,000	5,335,000	5,820,000	5,820,000	6,305,000	3,880,000	5,820,000
Standard Chartered Bank	2,910,000	2,910,000	5,335,000	5,820,000	5,820,000	6,305,000	3,880,000	5,820,000
The Williams Capital Group, L.P.	2,910,000	2,910,000	5,335,000	5,820,000	5,820,000	6,305,000	3,880,000	5,820,000
Academy Securities, Inc.	2,663,000	2,662,000	4,881,000	5,325,000	5,325,000	5,769,000	3,550,000	5,325,000
Drexel Hamilton, LLC	2,662,000	2,663,000	4,881,000	5,325,000	5,325,000	5,769,000	3,550,000	5,325,000
Samuel A. Ramirez & Company, Inc.	2,662,000	2,662,000	4,881,000	5,325,000	5,325,000	5,769,000	3,550,000	5,325,000
Siebert Cisneros Shank & Co., L.L.C.	2,662,000	2,662,000	4,881,000	5,325,000	5,325,000	5,769,000	3,550,000	5,325,000

Total	$1,500,000,000	$1,500,000,000	$2,750,000,000	$3,000,000,000	$3,000,000,000	$3,250,000,000	$2,000,000,000	$3,000,000,000

        The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the Notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes if any are taken.

        IBM has been advised by the underwriters that the underwriters propose to offer the Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer some of the Notes to dealers at the public offering prices less a concession not to exceed 0.060% of the principal amount of the Floating Rate Notes, 0.060% of the principal amount of the 2021 Notes, 0.100% of the principal amount of the 2022 Notes, 0.150% of the principal amount of the 2024 Notes, 0.175% of the principal amount of the 2026 Notes, 0.250% of the principal amount of the 2029 Notes, 0.350% of the principal amount of the 2039 Notes and 0.450% of the principal amount of the 2049 Notes. Any underwriter may allow, and such dealers may reallow, a concession not in excess of 0.020% of the principal amount of the Floating Rate Notes, 0.020% of the principal amount of the 2021 Notes, 0.025% of the principal amount of the 2022 Notes, 0.025% of the principal amount of the 2024 Notes, 0.025% of the principal amount of the 2026 Notes, 0.200% of the principal amount of the 2029 Notes, 0.225% of the principal amount of the 2039 Notes and 0.250% of the principal amount of the 2049 Notes to certain other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering prices and concessions. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table shows the underwriting discounts and commissions that IBM will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by IBM
Per Floating Rate Note	0.100%
Per 2021 Note	0.100%
Per 2022 Note	0.150%
Per 2024 Note	0.250%
Per 2026 Note	0.300%
Per 2029 Note	0.400%
Per 2039 Note	0.600%
Per 2049 Note	0.750%

        The Notes of each series are a new issue of securities with no established trading market. The underwriters have informed IBM that they intend to make a market in the Notes but are under no obligation to do so and such market making may be terminated at any time without notice.

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market prices of the Notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, brokerage and corporate trust activities. The underwriters and certain of their affiliates and associates may engage in transactions with, and/or perform services, including investment banking, general financing and banking and corporate trust services for, IBM and its subsidiaries in the ordinary course of business. Certain underwriters or their affiliates have entered into a commitment to act as lenders under our Bridge Facility Commitment described under "Recent Developments" and, pursuant to the terms of the Bridge Facility Commitment, such commitment will be reduced, dollar-for-dollar, by the net cash proceeds from this offering. Certain underwriters or their affiliates have also acted as financial advisors in connection with the Red Hat Acquisition. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        IBM has agreed to indemnify the several underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in respect thereof.

        IBM will deliver the Notes to the underwriters at the closing of this offering when the underwriters pay IBM the purchase price of the Notes. The underwriting agreement provides that the closing will occur on May 15, 2019, which is five business days after the date of this prospectus supplement. Rule 15c6-1 under the Exchange Act generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding two business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement arrangement to prevent a failed settlement.

        Expenses payable by IBM are estimated at $2,700,000, excluding underwriting discounts and commissions.

        To the extent that an underwriter is not a U.S. registered broker-dealer, it will effect any sales of the Notes in the United States through one or more U.S. registered broker-dealers as permitted by the Financial Industry Regulatory Authority, Inc. regulations.

        The current business of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is being reorganized into two affiliated broker-dealers (i.e., MLPF&S and BofA Securities, Inc.) in which BofA Securities, Inc. will be the new legal entity for the institutional services that are now provided by MLPF&S. This transfer is expected to occur on or around May 13, 2019 (the "Transfer Date"). MLPF&S, an underwriter of the Notes, will be assigning its rights and obligations as an underwriter to BofA Securities, Inc. in the event that the settlement date for the notes occurs on or after the Transfer Date.

 OFFERING RESTRICTIONS

        The Notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

        Each of the underwriters has agreed that it will not offer, sell, or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of the underwriters' knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on IBM except as set forth in the underwriting agreement.

        Noteholders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the Notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.

Prohibition of Sales to European Economic Area ("EEA") Retail Investors

        Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the EEA. For the purposes of this provision:

  (a)
  the expression "retail investor" means a person who is one (or more) of the following:

  (i)
  a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or

  (ii)
  a customer within the meaning of Directive 2016/97/EU (as amended or superseded, the "Insurance Distribution Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

  (iii)
  not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the "Prospectus Directive"); and

  (b)
  the expression "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

        Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to IBM; and

  (b)
  it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Switzerland

        The Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the "SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the company, or the Notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of Notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Notes.

Hong Kong

        This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The Notes will not be offered or sold in Hong Kong other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

        The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the "SFA"),

(ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

        Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the "SFA"), the company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

United Arab Emirates

        The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre ("DIFC")) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus supplement and accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Taiwan

        The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China ("Taiwan"), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration or filing with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

 LEGAL OPINIONS

        The validity of the Notes offered hereby will be passed upon for IBM by Stuart S. Moskowitz, Senior Counsel of IBM, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Mr. Moskowitz, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of IBM. Davis Polk & Wardwell LLP provides legal services to IBM from time to time.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of IBM for the year ended December 31, 2018 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

International Business Machines Corporation

DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
CAPITAL STOCK
WARRANTS

        We will provide specific terms of these securities in supplements to this prospectus.

        You should read this prospectus and any supplement carefully before you invest.

        IBM's capital stock is traded on The New York Stock Exchange under the trading symbol "IBM".

        The mailing address of our principal executive office is One New Orchard Road, Armonk, NY 10504. Our telephone number is (914) 499-1900.

        Investing in our securities involves certain risks. See "Risk Factors" in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

        These securities have not been approved by the U.S. Securities and Exchange Commission (SEC) or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 6, 2019.

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information on us and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

About this Prospectus

        This prospectus is part of a registration statement we have filed with the SEC using a "shelf" registration process. Using this process we may offer securities or any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading "Summary—Where You Can Find More Information."

About International Business Machines Corporation

        International Business Machines Corporation (IBM or the company) was incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R), a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co. and The International Time Recording Co. of New York. Since that time, IBM has focused on the intersection of business insight and technological innovation, and its operations and aims have been international in nature. This was signaled over 90 years ago, in 1924, when C-T-R changed its name to International Business Machines Corporation. And it continues today—the company creates value for clients by providing integrated solutions and products that leverage: data, information technology, deep expertise in industries and business processes, with trust and security and a broad ecosystem of partners and alliances. IBM solutions typically create value by enabling new capabilities for clients that transform their businesses and help them engage with their customers and employees in new ways. These solutions draw from an industry-leading portfolio of consulting and IT implementation services, cloud, digital and cognitive offerings, and enterprise systems and software which are all bolstered by one of the world's leading research organizations. The mailing address of our principal executive office is One New Orchard Road, Armonk, NY 10504. Our telephone number is (914) 499-1900.

Debt Securities

        We may offer unsecured general obligations of our company, which may be senior or subordinated. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities". The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not superior to, or to have the same rank as, the subordinated debt securities. In addition, the senior and subordinated debt securities will be effectively subordinated to creditors of our subsidiaries.

        The senior debt securities will be issued under an indenture between us and The Bank of New York Mellon, as the trustee. The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee we name in the prospectus supplement. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to the registration statement and our recent periodic and current reports that we file with the SEC.

General Indenture Provisions That Apply to Senior and Subordinated Debt Securities

        Neither indenture limits the amount of debt that we may issue. In addition, neither indenture provides holders any protection should there be a recapitalization or restructuring involving our company.

        The indentures allow us to merge or consolidate with another company, or to sell all or most of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations.

        The indentures provide that holders of a majority of the outstanding principal amount of any series of debt securities may vote to change our obligations or your rights concerning that series. However, to change the amount or timing of principal, interest or other payments under the debt securities, every holder in the series must consent.

        We may discharge our obligations under the indentures by depositing with the trustee sufficient funds or government obligations to pay the debt securities when due.

        Events of default.    Each indenture provides that the following are events of default in connection with any series of debt securities:

  •
  If we do not pay interest for 30 days after its due date.

  •
  If we do not pay principal or premium when due.

  •
  If we do not make any sinking fund payment for 30 days after its due date.

  •
  If we continue to breach a covenant for 90 days after notice.

  •
  If we enter bankruptcy or become insolvent.

        If an event of default occurs under any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount of a series may rescind this action.

General Indenture Provisions That Apply Only to Senior Debt Securities

        The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured indebtedness and enter into sale and leaseback transactions.

General Indenture Provisions That Apply Only to Subordinated Debt Securities

        The subordinated debt securities will be subordinated to all senior indebtedness. In addition, claims of our subsidiaries' creditors generally will have priority with respect to the subsidiaries' assets and earnings over the claims of our creditors, including holders of the subordinated debt securities. The subordinated debt securities, therefore, will be effectively subordinated to creditors of our subsidiaries.

        The indenture relating to the subordinated debt securities does not provide holders any protection in the event of a highly leveraged transaction.

Preferred Stock and Depositary Shares

        We may issue our preferred stock, par value $0.01 per share, in one or more series. Our Board of Directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Capital Stock

        We may issue our capital stock, par value $0.20 per share. Holders of capital stock are entitled to receive dividends if and when those dividends are declared by our Board of Directors, subject to rights of preferred stockholders. Each holder of capital stock is entitled to one vote per share. The holders of capital stock have no preemptive rights or cumulative voting rights.

Warrants

        We may issue warrants for the purchase of debt securities, preferred stock or capital stock. We may issue warrants independently or together with other securities.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our web site at http://www.ibm.com.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  i.
  Annual Report on Form 10-K for the year ended December 31, 2018; and

  ii.
  Current Reports on Form 8-K, or filed portions of those reports, filed (but not portions of those reports which were furnished) January 3, 2019, January 22, 2019, January 23, 2019, January 30, 2019, February 1, 2019, February 5, 2019 and February 26, 2019.

        We encourage you to read our periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address:

  Computershare Trust Company, N.A.
  P.O. Box 505005
  Louisville, KY 40233-5005
  (781) 575-2727

        We have not authorized anyone else to provide you with any information other than that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

USE OF PROCEEDS

        Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of any preferred stock we may issue, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF THE DEBT SECURITIES

        The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

        The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of October 1, 1993, as supplemented on December 15, 1995, between us and The Bank of New York Mellon, as trustee. This indenture is referred to as the "senior indenture". The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee named in a prospectus supplement. This indenture is referred to as the "subordinated indenture". The senior indenture and the subordinated indenture are together called the "indentures".

        The following is a summary of some of the important provisions of the indentures. Copies of the entire indentures are exhibits to the registration statement of which this prospectus is a part. These descriptions do not restate the indentures in their entirety. We urge you to read the indentures because they, not this description, define your rights as holders of debt securities. Section references below are to the section in the applicable indenture.

General

        Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness. The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

  •
  the title of the debt securities;

  •
  any limit upon the aggregate principal amount of the debt securities;

  •
  the maturity date or dates, or the method of determining the maturity dates;

  •
  the interest rate or rates, or the method of determining those rates;

  •
  the interest payment dates and, for debt securities in registered form, the regular record dates;

  •
  the places where payments may be made;

  •
  any mandatory or optional redemption provisions;

  •
  any sinking fund or analogous provisions;

  •
  any conversion or exchange provisions;

  •
  any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

  •
  the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

  •
  any deletions of, or changes or additions to, the events of default or covenants;

  •
  if other than U.S. dollars, the currency, currencies or composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

  •
  the method of determining the amount of any payments on the debt securities which are linked to an index;

  •
  whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

  •
  any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

  •
  whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

  •
  any other specific terms of the debt securities. (Sections 202 and 301)

        Unless we otherwise specify in the prospectus supplement:

  •
  the debt securities will be registered debt securities;

  •
  registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000; and

  •
  bearer debt securities denominated in U.S. dollars will be issued in denominations of $5,000.

        Debt securities may bear legends required by U.S. Federal tax law and regulations. (Section 401)

        If any of the debt securities are sold for any foreign currency or currency unit, or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information relating to the debt securities and the foreign currency or currency unit.

        Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

        IBM may in the future, without the consent of the holders, increase the outstanding principal amount of any series of debt securities on the same terms and conditions and with the same CUSIP numbers as debt securities of that series previously issued. Any such additional debt securities will vote together with all other debt securities of the same series for purposes of amendments, waivers and all other matters with respect to such series.

Exchange, Registration and Transfer

        Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.

        The designated security registrar in the United States for the senior debt securities is The Bank of New York Mellon, located at 240 Greenwich Street, Floor 7 West, New York, New York 10286. The security registrar for the subordinated debt securities will be designated in a prospectus supplement.

        If debt securities are issuable in both registered and bearer form, the bearer securities will be exchangeable for registered securities. If a bearer security with related coupons is surrendered in exchange for a registered security between a record date and the date set for the payment of interest, the bearer security will be surrendered without the coupon relating to that interest payment. That interest payment will be made only to the holder of the coupon when due.

        We will not be required to:

  •
  issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 business days before any selection of debt securities of that series to be redeemed and the close of business on:

  •
  the day of mailing of the relevant notice of redemption (if debt securities of the series are issuable only in registered form), and

  •
  the day of the first publication of the relevant notice of redemption (if the debt securities of the series are issuable in bearer form) or,

  •
  the day of mailing of the relevant notice of redemption (if the debt securities of the series are issuable in bearer and registered form) and there is no publication;

  •
  register the transfer of, or exchange, any registered security selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part; or

  •
  exchange any bearer security selected for redemption, except to exchange it for a registered security which is simultaneously surrendered for redemption. (Section 404)

Payment and Paying Agent

        We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. (Sections 406 and 410)

        We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of the paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. (Sections 410 and 1102)

        If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us. (Section 1103)

        Our paying agent in the United States for the senior debt securities is The Bank of New York Mellon, located at 240 Greenwich Street, Floor 7 West, New York, New York 10286. If and when we issue subordinated debt securities, we'll designate the paying agent for those subordinated debt securities in the applicable prospectus supplement.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global certificates. Those certificates will be deposited with a depositary that we will identify in a prospectus supplement. Global debt securities may be issued in either registered or bearer form and can be in either temporary or definitive form. All global securities in bearer form will be deposited with a depositary outside of the United States. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement.

        Other than for payments, we can treat a person having a beneficial interest in a definitive global security as the holder of the principal amount of outstanding debt securities represented by the global security. For these purposes, we can rely upon a written statement delivered to the trustee by the holder of the definitive global security, or, in the case of a definitive global security in bearer form, by the operator of the Euroclear System or Clearstream Banking, societe anonyme (Clearstream). (Section 411)

        Neither we, the trustee nor any of our respective agents will be responsible for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 411)

Temporary Global Securities

        All or any portion of the debt securities of a series that are issuable in bearer form initially may be represented by one or more temporary global securities, without interest coupons. The temporary global securities will be deposited with a depositary in London for Euroclear and Clearstream for credit to the accounts of the beneficial owners of the debt securities or to such other accounts as they may direct.

        On and after an exchange date provided in the applicable prospectus supplement, each temporary global security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or a combination of these, as will be specified in the prospectus supplement.

        No bearer security delivered in exchange for a portion of a temporary global security will be mailed or delivered to any location in the United States. (Sections 402 and 403)

        Interest on a temporary global bearer security will be paid to Euroclear and/or Clearstream for the portion held for its account only after a certificate is delivered to the trustee stating that the portion:

  •
  is not beneficially owned by a United States person;

  •
  has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

  •
  if a beneficial interest has been acquired by a United States person, that:

  •
  such person is a financial institution (as defined in the Internal Revenue Code), purchasing for its own account or has acquired the debt security through a financial institution; and

  •
  the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations thereunder, and that it did not purchase for resale inside the United States.

        The certificate must be based on statements provided by the beneficial owners of interests in the temporary global security. Each of Euroclear and Clearstream will credit the interest received by it to the accounts of the beneficial owners of the debt security, or to other accounts as they may direct. (Section 403)

Definitive Global Securities

        Bearer securities.    The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer securities in exchange for a portion of a definitive global security to any location in the United States. (Section 404)

        U.S. Book-entry securities.    Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as "book-entry securities".

        When a global security is issued and deposited with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary or its nominee. Institutions that have accounts with the depositary or its nominee are referred to as "participants".

        The accounts to be credited shall be designated by the underwriters or agents for the sale of such book-entry securities or by us, if we offer and sell those securities directly.

        Ownership of book-entry securities are limited to participants or persons that may hold interests through participants. In addition, ownership of these securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee or by participants or persons that hold through other participants.

        So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security.

        Owners of book-entry securities:

  •
  will not be entitled to have the debt securities registered in their names;

  •
  will not be entitled to receive physical delivery of the debt securities in definitive form; and

  •
  will not be considered the owners or holders of those debt securities under the indenture.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to purchase or transfer book-entry securities.

        We expect that the depositary for book-entry securities of a series will immediately credit participants' accounts with payments received by the depositary or nominee in amounts proportionate to the participants' beneficial interests as shown on the records of such depositary.

        We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". The payments by participants to the owners of beneficial interests will be the responsibility of those participants.

Practical Implications of Holding Debt Securities in Street Name

        Investors who hold debt securities in accounts at banks or brokers will not generally be recognized by us as the legal holders of debt securities. Since we recognize as the holder the bank or broker, or the financial institution the bank or broker uses to hold its debt securities, it is the responsibility of these intermediary banks, brokers and other financial institutions to pass along principal, interest and other payments on the debt securities, either because they agree to do so in their agreements with their customers, or because they are legally required to do so. If you hold debt securities in street name, you really ought to check with your own institution to find out:

  •
  How it handles securities payments and notices;

  •
  Whether it imposes additional fees or charges;

  •
  How it would handle voting and related issues if ever required;

  •
  How it would pursue or enforce rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests; and

  •
  Whether and how it would react on other matters which are important to persons who hold debt securities in "street name".

Covenants

        Limitation on merger, consolidation and certain sales of assets.    We may, without the consent of the holders of the debt securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person provided that:

  •
  the successor is a U.S. corporation;

  •
  the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

  •
  immediately after giving effect to the transaction, there is no default under the applicable indenture. (Section 901)

        The remaining or acquiring corporation will take over all of our rights and obligations under the indentures. (Section 902)

Satisfaction and Discharge; Defeasance

        We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 501)

        Each indenture contains a provision that permits us to elect:

  1.
  to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

  2.
  to be released from our obligations under the following covenants and from the consequences of an event of default or cross-default resulting from a breach of these covenants:

  a.
  the limitations on mergers, consolidations and sale of assets,

  b.
  the limitations on sale and leaseback transactions under the senior indenture, and

  c.
  the limitations on secured indebtedness under the senior indenture.

        To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash, and/or foreign government securities if the debt securities are denominated in a foreign currency. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the action. (Section 503)

        If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Sections 501 and 503)

Events of Default, Notice and Waiver

        If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of the series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately.

        The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the debt securities of that series. However, payment defaults that are not cured may only be waived by all holders of the debt securities. (Sections 602 and 613)

        Each indenture defines an event of default in connection with any series of debt securities as one or more of the following events:

  •
  we fail to pay interest on any debt security of the series for 30 days when due;

  •
  we fail to pay the principal or any premium on any debt securities of the series when due;

  •
  we fail to make any sinking fund payment for 30 days when due;

  •
  we fail to perform any other covenant in the debt securities of the series or in the applicable indenture relating to debt securities of that series for 90 days after being given notice; and

  •
  we enter into bankruptcy or become insolvent.

        An event of default for one series of debt securities is not necessarily an event of default for any other series of debt securities. (Section 601)

        Each indenture requires the trustee to give the holders of a series of debt securities notice of a default for that series within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 702)

        Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. (Section 703)

        Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 612)

        Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1106 of senior indenture and Section 1104 of subordinated indenture)

        Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

Modification of the Indentures

        Together with the trustee, we may modify the indentures without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect. (Section 1001)

        Together with the trustee, we may also make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

  •
  change the stated maturity of any debt security;

  •
  reduce the principal, premium (if any) or rate of interest on any debt security;

  •
  change any place of payment or the currency in which any debt security is payable;

  •
  impair the right to enforce any payment after the stated maturity or redemption date;

  •
  adversely affect the terms of any conversion right;

  •
  reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

  •
  change any of our obligations for any outstanding series of debt securities to maintain an office or agency in the places and for the purposes specified in the indenture for that series; or

  •
  change the provisions in the indenture that relate to its modification or amendment. (Section 1002)

Meetings

        The indentures contain provisions for convening meetings of the holders of debt securities of a series. (Section 1401)

        A meeting may be called at any time by the trustee, upon request by us or upon request by the holders of at least 10% in principal amount of the outstanding debt securities of the series. In each case, notice will be given to the holders of debt securities of the series. (Section 1402)

        Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by us or the trustee that did not have a quorum may be adjourned for not less than 10 days, and if there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days.

        Generally, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, to change the amount or timing of payments under the debt securities, every holder in the series must consent.

        In addition, if the indenture provides that an action may be taken by the holders of a specified percentage in principal amount of outstanding debt securities of a series, that action may be taken at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons. (Section 1404)

Notices to Holders

        In most instances, notices to holders of bearer securities will be given by publication at least once in a daily newspaper in The City of New York and in London. Notices may also be published in another city or cities as may be specified in the securities. In addition, notices to holders of bearer securities will be mailed to those persons whose names and addresses were previously filed with the applicable trustee. Notice to holders of registered securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)

Title

        Title to any bearer securities and any related coupons will pass by delivery. We, the trustee and any agent of ours or the trustee may treat the holder of any bearer security or related coupon as the absolute owner of that security for all purposes. We may also treat the registered owner of any registered security as the absolute owner of that security for all purposes. (Section 407)

Replacement of Securities and Coupons

        We think it's very important for you to keep your securities safe. If you don't, you'll have to follow these procedures. We'll replace debt securities or coupons that have been mutilated, but you'll have to pay for the replacement, and you'll have to surrender the mutilated debt security or coupon to the security registrar first. Debt securities or coupons that become destroyed, stolen or lost will only be replaced by us, again at your expense, upon your providing evidence of destruction, loss or theft which we and the security registrar are willing to accept. In the case of a destroyed, lost or stolen debt security or coupon, we may also require you, as the holder of the debt security or coupon, to indemnify the security registrar and us before we'll go about issuing any replacement debt security or coupon. (Section 405)

Governing Law

        The indentures, the debt securities and the coupons will be governed by, and construed under, the laws of the State of New York.

Our Relationship with the Trustee

        We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the senior indenture or the trustee under the subordinated indenture. For example, The Bank of New York Mellon participates as one of the lenders in our revolving credit agreement.

Senior Debt Securities

        The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated debt.

Covenants in the Senior Indenture

        Limitation on secured indebtedness.    Neither we nor any Restricted Subsidiary will create, assume, incur or guarantee any Secured Indebtedness without securing the senior debt securities equally and ratably with, or prior to, that Secured Indebtedness, unless the sum of the following amounts would not exceed 10% of Consolidated Net Tangible Assets:

  •
  the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with, and

  •
  the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions entered into after July 15, 1985.

        You should note that we don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary. (Section 1104 of senior indenture)

        Limitation on sale and leaseback transactions.    Neither we nor any Restricted Subsidiary will enter into any lease longer than three years covering any Principal Property that is sold to any other person in connection with that lease unless either:

  1.
  the sum of the following amounts does not exceed 10% of Consolidated Net Tangible Assets:

  •
  the discounted present value of all net rentals payable under all these leases entered into after July 15, 1985; and

  •
  the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with.

        We don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary.

        or

  2.
  an amount equal to the greater of the following amounts is applied within 180 days to the retirement of our long-term debt or the debt of a Restricted Subsidiary:

  •
  the net proceeds to us or a Restricted Subsidiary from the sale; and

  •
  the discounted present value of all net rentals payable under the lease.

        Amounts applied to debt which is subordinated to the senior debt securities or which is owing to us or a Restricted Subsidiary will not be included in this calculation. (Section 1105 of senior indenture)

        We think it's important for you to be aware that this limitation on sale and leaseback transactions won't apply to any leases that we may enter into relating to newly acquired, improved or constructed property.

        We think it's also important for you to note that the holders of a majority in principal amount of all affected series of outstanding debt securities may waive compliance with each of the above covenants. (Section 1107 of senior indenture)

Definitions

        "Secured Indebtedness" means our indebtedness or indebtedness of a Restricted Subsidiary for borrowed money secured by any lien on, or any conditional sale or other title retention agreement covering, any Principal Property or any stock or indebtedness of a Restricted Subsidiary. Excluded from this definition is all indebtedness:

  •
  outstanding on July 15, 1985, secured by liens, or arising from conditional sale or other title retention agreements, existing on that date;

  •
  incurred after July 15, 1985 to finance the acquisition, improvement or construction of property, and either secured by purchase money mortgages or liens placed on the property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements;

  •
  secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of its acquisition;

  •
  owing to us or any Restricted Subsidiary;

  •
  secured by liens, or conditional sale or other title retention devices, existing at the time a corporation became or becomes a Restricted Subsidiary after July 15, 1985;

  •
  constituting our guarantees of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of ours and any other Restricted Subsidiaries;

  •
  arising from any sale and leaseback transaction;

  •
  incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision; and

  •
  constituting any replacement, extension or renewal of any indebtedness to the extent the amount of indebtedness is not increased.

        "Principal Property" means land, land improvements, buildings and associated factory, laboratory and office equipment constituting a manufacturing, development, warehouse, service or office facility owned by or leased to us or a Restricted Subsidiary which is located within the United States and which has an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination. Principal Property does not include:

  •
  products marketed by us or our subsidiaries;

  •
  any property financed through the issuance of tax-exempt governmental obligations;

  •
  any property which our Board of Directors determines is not of material importance to us and our Restricted Subsidiaries taken as a whole; or

  •
  any property in which the interest of us and all of our subsidiaries does not exceed 50%.

        "Consolidated Net Tangible Assets" means the total assets of us and our subsidiaries, less current liabilities and intangible assets. We include in intangible assets the balance sheet value of:

  •
  all trade names, trademarks, licenses, patents, copyrights and goodwill;

  •
  organizational and development costs;

  •
  deferred charges other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible items we are amortizing; and

  •
  unamortized debt discount and expense minus unamortized premium.

        We don't include in intangible assets any program products.

        "Attributable Debt" means the discounted present value of a lessee's obligation for rental payments under a sale and leaseback transaction of Principal Property, reduced by amounts owed by any sublessee for rental obligations during the remaining term of that transaction. The discount rate we use for the Attributable Debt is called the "Attributable Interest Rate." We compute the Attributable Interest Rate as the weighted average of the interest rates of all securities then issued and outstanding under the senior indenture.

        "Restricted Subsidiary" means:

  1.
  any of our subsidiaries:

  a.
  which has substantially all its property in the United States;

  b.
  which owns or is a lessee of any Principal Property; and,

  c.
  in which our investment and the investment of our subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination; and

  2.
  any other subsidiary the Board of Directors may designate as a Restricted Subsidiary.

        "Restricted Subsidiary" doesn't include financing subsidiaries and subsidiaries formed or acquired after July 15, 1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of our business or assets or the business or assets of any Restricted Subsidiary. (Section 101 of senior indenture)

Subordinated Debt Securities

        The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 1501 of subordinated indenture)

        In addition, claims of our subsidiaries' creditors generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors of our subsidiaries.

        The subordinated indenture defines "senior indebtedness" to mean the principal of, premium, if any, and interest on:

  •
  all indebtedness for money borrowed or guaranteed by us other than the subordinated debt securities, unless the indebtedness expressly states to have the same rank as, or to rank junior to, the subordinated debt securities; and

  •
  any deferrals, renewals or extensions of any senior indebtedness.

        However, the term "senior indebtedness" will not include:

  •
  any of our obligations to our subsidiaries;

  •
  any liability for Federal, state, local or other taxes owed or owing by us;

  •
  any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees of instruments evidencing those liabilities;

  •
  any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

  •
  any obligations with respect to any capital stock; or

  •
  any indebtedness incurred in violation of the subordinated indenture.

        There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.

        Under the subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:

  •
  any senior indebtedness is not paid when due, or

  •
  the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

        We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee.

        The representatives of the holders of senior indebtedness may notify us and the trustee in writing of a default which can result in the acceleration of that senior indebtedness' maturity without further notice or the expiration of any grace periods. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that notice. If the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179 day period, we may resume payments on the subordinated debt securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period. (Section 1503 of subordinated indenture)

        In the event we pay or distribute our assets to creditors upon a total or partial liquidation, dissolution or reorganization of us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. (Section 1502 of subordinated indenture)

        If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear. (Section 1505 of subordinated indenture)

        If payment of the subordinated debt securities is accelerated because of an event of default, either we or the trustee will promptly notify the holders of senior indebtedness or their representatives of the acceleration. We may not pay the subordinated debt securities until five business days after the holders of senior indebtedness or their representatives receive notice of the acceleration. Thereafter, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time. (Section 1504 of subordinated indenture)

        As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness. It's important to keep this in mind if you decide to hold our subordinated debt securities.

DESCRIPTION OF THE PREFERRED STOCK

        The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

        All of the terms of the preferred stock are, or will be, contained in our Certificate of Incorporation and the certificate of amendment relating to each series of the preferred stock, which will be filed with the SEC at or before the time we issue a series of the preferred stock.

        We are authorized to issue up to 150,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, we have no shares of preferred stock outstanding. Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

  •
  issue one or more series of preferred stock;

  •
  determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

  •
  determine the number of shares in any series.

        The Board of Directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series the following information:

  •
  whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

  •
  the dividend rate (or method for determining the rate);

  •
  the liquidation preference per share of that series of preferred stock, if any;

  •
  any conversion provisions applicable to that series of preferred stock;

  •
  any redemption or sinking fund provisions applicable to that series of preferred stock;

  •
  the voting rights of that series of preferred stock, if any; and

  •
  the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

        The preferred stock, when issued, will be fully paid and nonassessable.

Dividends

        Holders of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement. Generally, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock, including any cumulative dividends still owing, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of preferred stock will bear to each other series the same ratio that accrued dividends per share for each respective series of preferred stock bear to aggregate accrued dividends for all outstanding shares of preferred stock. In addition, generally, unless all dividends on the preferred stock have been paid, no dividends will be declared or paid on the capital stock and we may not redeem or purchase any capital stock.

        Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions we may enter into.

Convertibility

        No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

Redemption and Sinking Fund

        No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

        Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in a prospectus supplement.

Liquidation

        In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement, plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of capital stock.

        If the amounts payable to preferred stockholders are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

        Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

Voting

        Generally, the holders of preferred stock will not be entitled to vote. However, if the equivalent of six quarterly dividends payable on any series of preferred stock is in default, the number of directors constituting our Board of Directors will be increased by two and the holders of such series of preferred stock, voting together as a class with all other series of preferred stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of this type of default, the Board of Directors will call a special meeting for the holders of all affected series within 10 business days of the default for the purpose of electing the additional directors. Alternatively, the holders of record of a majority of the outstanding shares of all affected series who are entitled to participate in the election of directors may elect those additional directors by written consent. If all accumulated dividends on any series of preferred stock have been paid in full, the holders of shares of that series will no longer have the right to vote on directors, the term of office of each director so elected will terminate, and the number of our directors will, without further action, be reduced by two.

        Unless we otherwise specify in a prospectus supplement, the vote of the holders of a majority of the outstanding shares of each series of preferred stock voting together as a class, is required to authorize any amendment, alteration or repeal of our Certificate of Incorporation or any certificate of amendment which would adversely affect the powers, preferences, or special rights of the preferred stock including authorizing any class of stock with superior dividend and liquidation preferences.

No Other Rights

        The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, the Certificate of Incorporation or certificate of amendment or as otherwise required by law.

Transfer Agent and Registrar

        We'll designate the transfer agent for each series of preferred stock in the prospectus supplement.

Description of the Depositary Shares

        We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

        The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

        Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

        The following is a summary of the most important terms of the depositary shares. The deposit agreement, our Certificate of Incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC will set forth all of the terms relating to the depositary shares.

Dividends

        The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares, to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.

Liquidation Preference

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

        If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares.

Voting

        Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

        Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if:

  •
  all outstanding depositary shares have been redeemed; or

  •
  there has been a final distribution relating to the preferred stock in connection with our dissolution, and that distribution has been made to all the holders of depositary shares.

Charges of Depositary

        We'll pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We'll also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

Reports to Holders

        The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary—and at other places as it thinks advisable—any reports and communications we deliver to the depositary as the holder of preferred stock.

Liability and Legal Proceedings

        Neither we nor the depositary will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and must have a combined capital and surplus of at least $150,000,000.

U.S. Federal Income Tax Consequences

        Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for U.S. Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

  •
  no gain or loss will be recognized for U.S. Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

  •
  the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

  •
  the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

DESCRIPTION OF THE CAPITAL STOCK

        As of the date of this prospectus, we are authorized to issue up to 4,687,500,000 shares of capital stock, $0.20 par value per share. As of December 31, 2018, 2,233,427,058 shares of capital stock were issued and 892,479,411 were outstanding.

        Dividends.    Holders of capital stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.

        Voting.    Each holder of capital stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

        Rights upon liquidation.    In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of capital stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

        Miscellaneous.    Shares of capital stock are not redeemable and have no subscription, conversion or preemptive rights.

DESCRIPTION OF THE WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock or capital stock. Warrants may be issued independently or together with our debt securities, preferred stock or capital stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

        The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the debt securities purchasable upon exercise of the warrants;

  •
  if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

  •
  if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

  •
  the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

  •
  information relating to book-entry procedures, if any;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material U.S. Federal income tax considerations;

  •
  anti-dilution provisions of the warrants, if any;

  •
  redemption or call provisions, if any, applicable to the warrants; and

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Stock Warrants

        The prospectus supplement relating to a particular issue of warrants to issue capital stock or preferred stock will describe the terms of the warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the capital stock or preferred stock that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  •
  the number of shares of capital stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

  •
  the dates on which the right to exercise the warrants commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material U.S. Federal income tax considerations;

  •
  antidilution provisions of the warrants, if any;

  •
  redemption or call provisions, if any, applicable to the warrants;

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

  •
  any other information we think is important about the warrants.

PLAN OF DISTRIBUTION

        We may sell the securities:

  •
  through underwriters;

  •
  through agents; or

  •
  directly to purchasers.

        In this connection, we may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you'll want to pay particular attention to the description of that system we'll provide in a prospectus supplement.

        Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. Such a bidding or ordering system may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. For example, in the case of a note, the clearing spread could be indicated as a number of "basis points" above an index treasury note. Of course, many pricing methods can and may also be used.

        Upon completion of such an auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

        Many variations of Internet or other electronic auction or pricing and allocation systems are likely to be developed in the future as new technology evolves, and we may utilize such systems in connection with the sale of securities. The specific rules of such an auction would be described to potential bidders in a prospectus supplement. You should review carefully the auction and other rules we will describe in a prospectus supplement in order to understand and participate intelligently in the applicable offering.

        We'll describe in a prospectus supplement the particular terms of the offering of the securities, including the following:

  •
  the names of any underwriters;

  •
  the purchase price and the proceeds we will receive from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

  •
  any securities exchanges on which the securities of the series may be listed; and

  •
  any other information we think is important.

        If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale.

        The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

        Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, as amended, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Each series of securities, other than our capital stock, will be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but won't be obligated to do so, and may discontinue any market making at any time without notice. We can't and won't give any assurances as to the liquidity of the trading market for any of our securities.

LEGAL OPINIONS

        The legality of the securities will be passed upon by Ms. Christina M. Montgomery, our Vice President, Assistant General Counsel and Secretary. Ms. Montgomery owns, has options to purchase and has other interests in shares of our capital stock.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of International Business Machines Corporation for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.